NEWS RELEASE

GP Strategies Reports Preliminary Results of Modified Dutch Auction Tender Offer

Columbia, MD. September 30, 2014 – Global performance improvement solutions provider GP Strategies Corporation (“GP Strategies” or “the Company”) (NYSE: GPX) announced today the preliminary results of its modified “Dutch Auction” self-tender offer for the purchase of up to $80 million in value of its common stock, which expired at the end of the day, 12:00 midnight, New York City time, on Monday, September 29, 2014.

Based on the preliminary count by Computershare Trust Company, N.A, the depositary for the tender offer, a total of 2,146,787 shares of GP Strategies’ common stock were properly tendered and not properly withdrawn at or below the expected final purchase price of $29.00 per share, including 217,103 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary share count by the depositary and an anticipated final purchase price of $29.00 per share, GP Strategies expects to accept for purchase 2,146,787 shares of its common stock for an aggregate cost of approximately $62.3 million, excluding fees and expenses relating to the tender offer. The 2,146,787 shares expected to be purchased in the tender offer represent approximately 11% of GP Strategies’ currently issued and outstanding shares of common stock. Based on these preliminary numbers, GP Strategies anticipates that following settlement of the tender offer, it will have approximately 17.1 million shares outstanding.

The number of shares to be purchased and the price per share are preliminary and are subject to verification by Computershare and subject to change. The preliminary information is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within a three business day settlement period. The final information may vary for a number of reasons, including if some or all of the shares tendered through notices of guaranteed delivery are not delivered within the three business day settlement period. The actual number of shares validly tendered and not withdrawn, the actual number of shares to be purchased and the final price per share will be announced following the completion of the confirmation process. Payment for the shares accepted for purchase, and the return of all other shares tendered and not purchased, will occur promptly thereafter. Payment for shares will be made in cash, less any applicable withholding taxes and without interest.

About GP Strategies

GP Strategies Corporation (NYSE: GPX) is a global performance improvement solutions provider of training, eLearning solutions, management consulting and engineering services. GP Strategies’ solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpstrategies.com.

Forward-Looking Statements

We make statements in this press release that reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2014 GP Strategies Corporation. All rights reserved. GP Strategies and the GP Strategies logo design are trademarks of GP Strategies Corporation.

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C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
443-367-9640	443-367-9636	443-367-9925